Exhibit 99.1
PRESS RELEASE
Chart names Kenneth J. Webster as Chief Financial Officer
Cleveland, Ohio – March 21, 2016 - Chart Industries, Inc. (Chart) (Nasdaq: GTLS) today announced that Kenneth J. Webster has been named Vice President & Chief Financial Officer (CFO), succeeding retiring CFO Michael F. Biehl who will remain at Chart through April 15th to ensure a smooth transition. Webster becomes CFO effective April 15th. Webster joined Chart in 2006 and currently serves as Vice President, Chief Accounting Officer & Controller, a position he has held since 2008.
“I have great confidence in Ken given his demonstrated track record and deep appreciation and understanding of Chart’s organization and business. I look forward to his continuing contributions as he takes on more responsibility. Michael has developed a strong team during his tenure, which will ensure a smooth transition and continuity in the CFO role. We wish Michael all the best as he retires from Chart,” commented Sam Thomas, Chart’s Chairman, President and Chief Executive Officer.
In addition, Chart announced that Mary C. (Katie) Cook has been named Chief Accounting Officer & Controller effective April 15th, expanding her responsibilities from her current role as Assistant Corporate Controller, in which she has served since joining Chart in 2012.
Chart is a leading independent global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.
Contact:
Matt Klaben
Vice President,
General Counsel & Secretary
216-626-1216
Matt.Klaben@chartindustries.com